CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 11, 1998, relating to the financial statements and financial highlights which appears in the October 31, 1998 Annual Report to Shareholders of Evergreen Emerging Markets Growth Fund and Evergreen Global Leaders Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 25, 2000